BLUE BIRD FISCAL 2020 THIRD
QUARTER RESULTS SIGNIFICANTLY IMPACTED
BY COVID-19; FOCUSED ON MARGIN GROWTH

Net Sales of $189.2M, down 39% from prior year
Bus average selling price up 9%
GAAP net income of $1.3M, down $13.3M
GAAP Diluted EPS of 5 cents, down 50 cents
Adjusted EBITDA of $12.5M, down $16.6M

Macon, GA, August 12, 2020 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal 2020 third quarter results. GAAP net income for the third quarter was $1.3 million, down $13.3 million from the third quarter of FY2019. Adjusted EBITDA for the quarter was $12.5 million, a decrease of $16.6 million from prior year. Diluted EPS and Adjusted Diluted EPS were down 50 cents and 53 cents, respectively, from prior year.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended July 4, 2020	B/(W) 2019	Nine Months Ended July 4, 2020	B/(W) 2019
Unit Sales	1,948	(1,472)	6,002	(1,289)
GAAP Measures:
Revenue	$189.2	$(119.6)	$597.8	$(77.5)
Net Income	$1.3	$(13.3)	$0.2	$(12.5)
Diluted Loss per Share	$0.05	$(0.50)	$0.01	$(0.46)
Non-GAAP Measures[1]:
Adjusted EBITDA	$12.5	$(16.6)	$32.8	$(15.7)
Adjusted Net Income	$4.4	$(14.0)	$8.9	$(14.6)
Adjusted Diluted Earnings per Share	$0.16	$(0.53)	$0.33	$(0.54)
1 Reconciliation to relevant GAAP metrics shown below

“The third quarter was a challenge as operations were significantly impacted by COVID-19" said Phil Horlock, President and Chief Executive Officer of Blue Bird Corporation. “School shutdowns and shelter-in-place mandates delayed orders through the third quarter and continued supplier disruptions impacted our efficiencies throughout the quarter, We have seen significant stabilization in our supply base since then, although orders have continued to be slow as schools deliberate online versus in-classroom teaching this Fall.

"While working through these challenges, however, I am very pleased with our progress in improving the underlying business structure that is key to achieving our EBITDA margin target of at least 10% in the near-term. We successfully moved to a single shift production schedule late in the quarter, which will drive efficiency and quality improvement. Average selling price per bus increased by more than $7,000, or 9%, over last year's third quarter. The increase was due to a combination of pricing and a richer mix of higher-priced vehicles, including electric-powered buses. I am particularly pleased with our alternative-fuel results, which represents a 48% mix of our year-to-date sales and backlog, and we are the market share leader in propane, gasoline and electric-powered buses, based on fiscal year vehicle registrations through June. Our overall alternative-fuel market share is very strong at 64%. We also continued to make great progress in driving down structural costs with our Transformational Initiatives, which improved profits by $2.3 million in the quarter. In fact, this initiative has reduced our structural costs by about $50 million since inception three years ago.

"We are in a strong financial position with liquidity in excess of $100 million at the end of the third quarter. We have a history of robust cash generation, a culture of winning and leadership in growing segments, a clearly defined margin-growth strategy and an experienced team with a proven track record of delivering results and handling difficult times. The challenges that we are all facing are temporary, and we will get through it, taking the necessary restructuring actions along the way.”

Fiscal 2020 Third Quarter Results

Net Sales
Net sales were $189.2 million for the third quarter of fiscal 2020, a decrease of $119.6 million, or 38.7%, from prior year period. Bus unit sales were 1,948 units for the quarter compared with 3,420 units for the same period last year.

Gross Profit
Third quarter gross profit of $21.1 million represented a decrease of $20.7 million from the third quarter of last year. Gross profit margin declined 2.4 points to 11.1%. The decline was driven by lower volumes and manufacturing disruptions due to COVID-19, partially offset by bus pricing and cost reductions.

Net Income
Net income was $1.3 million for the third quarter of fiscal 2020, a decrease of $13.3 million million compared with the same period last year.

Adjusted Net Income
Adjusted Net Income was $4.4 million, representing a decrease of $14.0 million compared with the same period last year.

Adjusted EBITDA
Adjusted EBITDA was $12.5 million, representing a decrease of $16.6 million compared with the third quarter last year. The decrease was driven by lower volume and production inefficiencies due to COVID-19, partially offset by bus pricing and cost reductions.

Year-to-Date 2020 Results

Net Sales
Net sales were $597.8 million for the nine months ended July 4, 2020, a decrease of $77.5 million, or 11.5%, compared with the prior year. Bus unit sales were 6,002 units for the nine months ended July 4, 2020 compared with 7,291 units for the same period last year.

Gross Profit
Year-to-date gross profit was $66.6 million, a decrease of $20.3 million from the prior year.

Net Income
Net income was $0.2 million for the nine months ended July 4, 2020, which was $12.5 million below the same period in the prior year.

Adjusted Net Income
Year-to-date Adjusted Net Income was $8.9 million, representing a decrease of $14.6 million compared with the prior year. The decline is more than accounted for by the decline in profits due to COVID-19 disruptions.

Adjusted EBITDA
Adjusted EBITDA was $32.8 million for the nine months ended July 4, 2020, a decrease of $15.7 million below the prior year.

Conference Call Details

Blue Bird will discuss its third quarter 2020 results and other related matters in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•
Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•	Participants desiring audio only should dial 1-877-407-0784 or 1-201-689-8560

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 570,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow” because management views these metrics as a useful way to look at the performance of our operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income prior to discontinued operations income or loss, interest income, interest expense including the component of lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents interest expense on lease liabilities, income taxes, depreciation and amortization including the component of lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents amortization charges on right-to-use lease assets, and disposals, as adjusted to add back certain charges that we may record each year, such as stock-compensation expense, as well as non-recurring charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting initiatives; or (iv) costs directly attributed to the COVD-19 pandemic. We believe these expenses are non-recurring charges and not considered an indicator of ongoing company performance. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted Net Income is net income as adjusted to add back certain costs as mentioned above. Adjusted diluted earnings per share represents Adjusted Net Income available to common stockholders by diluted weighted average common shares outstanding (as if we had GAAP net income during the respective period). Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are not measures of performance defined in accordance with GAAP. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined in the preceding paragraph. We believe the non-GAAP metrics offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define free cash flow as total cash provided by/used in operating activities minus cash paid for fixed assets and acquired intangible assets. We define adjusted free cash flow as free cash flow minus cash paid for (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. We use free cash flow and adjusted free cash flow, and ratios based on both, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations. In limited circumstances in which proceeds from sales of fixed assets exceed purchases, free cash flow would exceed cash flow from operating activities. However, since we do not anticipate being a net seller of fixed assets, we expect free cash flow to be less than cash flows from operating activities.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Forward-looking statements in this document also may include, but are not limited to, statements regarding the pricing of the share repurchase, the potential tender offer by Blue Bird for shares of its common stock, and the benefits and timing of any potential tender offer. Many risks, contingencies and uncertainties could cause actual results to differ materially from Blue Bird’s forward-looking statements. Among these factors are the risk that Blue Bird may decide not to commence the tender offer, and that if Blue Bird does commence a tender offer, that the offer may not be completed.

Contact:
Mark Benfield
Profitability & Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	July 4, 2020	September 28, 2019
Assets
Current assets
Cash and cash equivalents	$12,538	$70,959
Accounts receivable, net	13,694	10,537
Inventories	155,717	78,830
Other current assets	9,459	11,765
Total current assets	$191,408	$172,091
Property, plant and equipment, net	104,667	100,058
Goodwill	18,825	18,825
Intangible assets, net	52,404	54,720
Equity investment in affiliate	11,946	11,106
Deferred tax assets	3,882	3,600
Finance lease right-of-use assets	5,790	4,638
Other assets	1,133	375
Total assets	$390,055	$365,413
Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$95,538	$102,266
Warranty	8,123	9,161
Accrued expenses	15,638	28,697
Deferred warranty income	8,448	8,632
Finance lease obligations	1,032	716
Other current liabilities	13,425	10,310
Current portion of long-term debt	9,900	9,900
Total current liabilities	$152,104	$169,682
Long-term liabilities
Revolving credit facility	$45,000	$—
Long-term debt	166,467	173,226
Warranty	12,705	13,182
Deferred warranty income	13,597	15,413
Deferred tax liabilities	792	168
Finance lease obligations	4,870	3,921
Other liabilities	13,251	12,108
Pension	43,197	45,524
Total long-term liabilities	$299,879	$263,542
Stockholders' deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued at July 4, 2020 and September 28, 2019	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 27,048,404 and 26,476,336 shares outstanding at July 4, 2020 and September 28, 2019, respectively	3	3
Additional paid-in capital	88,930	84,271
Accumulated deficit	(45,405)	(45,649)
Accumulated other comprehensive loss	(55,174)	(56,154)
Treasury stock, at cost, 1,782,568 shares at July 4, 2020 and September 28, 2019	(50,282)	(50,282)
Total stockholders' deficit	$(61,928)	$(67,811)
Total liabilities and stockholders' deficit	$390,055	$365,413

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
(in thousands except for share data)	July 4, 2020	June 29, 2019	July 4, 2020	June 29, 2019
Net sales	$189,181	$308,774	$597,810	$675,342
Cost of goods sold	168,099	266,992	531,259	588,496
Gross profit	$21,082	$41,782	$66,551	$86,846
Operating expenses
Selling, general and administrative expenses	17,793	20,996	58,146	61,197
Operating profit	$3,289	$20,786	$8,405	$25,649
Interest expense	(2,406)	(3,369)	(9,961)	(10,241)
Interest income	27	—	27	9
Other income (expense), net	181	(410)	555	(1,034)
Income (loss) before income taxes	$1,091	$17,007	$(974)	$14,383
Income tax (expense) benefit	(765)	(3,248)	378	(2,833)
Equity in net income of non-consolidated affiliate	960	842	840	1,158
Net Income	$1,286	$14,601	$244	$12,708

Earnings per share:
Basic weighted average shares outstanding	27,027,731	26,451,107	26,784,404	26,449,751
Diluted weighted average shares outstanding	27,080,015	26,720,110	26,980,480	26,920,285

Basic income per share	$0.05	$0.55	$0.01	$0.48
Diluted income per share	$0.05	$0.55	$0.01	$0.47

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
(in thousands of dollars)	July 4, 2020	June 29, 2019
Cash flows from operating activities
Net income	$244	$12,708
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	10,728	7,406
Non-cash interest expense	3,560	2,172
Share-based compensation	4,105	3,146
Equity in net income of non-consolidated affiliate	(840)	(1,158)
(Gain) loss on disposal of fixed assets	(100)	50
Deferred taxes	32	500
Amortization of deferred actuarial pension losses	1,289	2,068
Foreign currency hedges	—	109
Changes in assets and liabilities:
Accounts receivable	(3,157)	(16,162)
Inventories	(76,887)	(83,355)
Other assets	2,480	(5,014)
Accounts payable	(3,115)	42,429
Accrued expenses, pension and other liabilities	(16,644)	15,988
Total adjustments	$(78,549)	$(31,821)
Total cash used in operating activities	$(78,305)	$(19,113)
Cash flows from investing activities
Cash paid for fixed assets	(16,724)	(30,154)
Proceeds from sale of fixed assets	150	—
Total cash used in investing activities	$(16,574)	$(30,154)
Cash flows from financing activities
Borrowings under the revolving credit facility	$45,000	$25,000
Borrowings under the senior term loan	—	50,000
Repayments under the senior term loan	(7,425)	(7,425)
Principal payments on finance leases	(854)	—
Cash paid for debt issuance costs	(935)	—
Cash paid for employee taxes on vested restricted shares and stock option exercises	(3,568)	(622)
Proceeds from exercises of warrants	4,240	1,499
Tender offer repurchase of common stock and preferred stock	—	(50,370)
Total cash provided by financing activities	$36,458	$18,082
Change in cash and cash equivalents	(58,421)	(31,185)
Cash and cash equivalents, beginning of period	70,959	60,260
Cash and cash equivalents, end of period	$12,538	$29,075

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 4, 2020	June 29, 2019	July 4, 2020	June 29, 2019
Net Income	$1,286	$14,601	$244	$12,708
Adjustments:
Interest expense, net (1)	2,466	3,472	10,213	10,542
Income tax benefit	765	3,248	(378)	2,833
Depreciation, amortization, and disposals (2)	3,861	2,750	11,215	7,990
Operational transformation initiatives	339	679	3,218	4,193
Foreign currency hedges	—	—	—	109
Share-based compensation	1,808	1,101	4,105	3,146
Product redesign initiatives	1,071	3,075	3,163	6,876
Restructuring charges	364	—	364	—
Costs directly attributed to the COVID-19 pandemic (3)	521	—	628	—
Other	—	115	6	62
Adjusted EBITDA	$12,481	$29,041	$32,778	$48,459
Adjusted EBITDA margin (percentage of net sales)	6.6%	9.4%	5.5%	7.2%

(1) Includes $0.1 million for both three-month fiscal periods and $0.3 million for both six-month fiscal periods, representing interest expense on lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.2 million for both three-month fiscal periods and $0.5 million for both six-month fiscal periods, representing amortization charges on right-to-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(3) Primarily costs incurred for third party cleaning services and personal protective equipment for our employees.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 4, 2020	June 29, 2019	July 4, 2020	June 29, 2019
Net cash provided by operating activities	$(30,096)	$7,659	$(78,305)	$(19,113)
Cash paid for fixed assets	(2,473)	(7,448)	(16,724)	(30,154)
Free cash flow	$(32,569)	$211	$(95,029)	$(49,267)
Cash paid for product redesign initiatives	(1,071)	(768)	(8,648)	(3,354)
Cash paid for operational transformation initiatives	(339)	(679)	(3,218)	(4,193)
Cash paid for restructuring charges	(364)	—	(364)	—
Cash paid for costs directly attributed to COVID-19	(521)	—	(628)	—
Adjusted free cash flow	(30,274)	1,658	(82,171)	(41,720)

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 4, 2020	June 29, 2019	July 4, 2020	June 29, 2019
Net Income	$1,286	$14,601	$244	$12,708
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	254	509	2,414	3,145
Product redesign initiatives	803	2,306	2,372	5,157
Foreign currency hedges	—	—	—	82
Share-based compensation	1,356	826	3,079	2,360
Restructuring charges	273	—	273	—
Costs directly attributed to the COVID-19 pandemic (2)	391	—	471	—
Other	—	86	5	47
Adjusted net income, non-GAAP	$4,363	$18,329	8,857	23,498

(1) Amounts are net of estimated statutory tax rates of 25%.
(2) Primarily costs incurred for third party cleaning services and personal protective equipment for our employees.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Nine Months Ended
	July 4, 2020	June 29, 2019	July 4, 2020	June 29, 2019
Diluted income per share	$0.05	$0.55	$0.01	$0.47
One-time charge adjustments, net of tax benefit or expense	0.11	0.14	0.32	0.40
Adjusted diluted earnings per share, non-GAAP	$0.16	$0.69	$0.33	$0.87
Weighted average dilutive shares outstanding	27,080,015	26,720,110	26,980,480	26,920,285